UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Terran Orbital Corporation

(Exact name of registrant as specified in its charter)

Delaware 98-1572314

(State of Incorporation) (IRS Employer Identification No.)

6800 Broken Sound Parkway NW, Suite 200, Boca Raton, FL 33487

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class Name of each exchange on which

to be so registered each class is to be registered

Preferred Stock Purchase Rights The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Terran Orbital Corporation (the “Company”) on March 4, 2024.

Item 1. Description of Registrant’s Securities to be Registered.

On April 18, 2024, the Company and Continental Stock Transfer & Trust Company, as rights agent, entered into an Amended and Restated Rights Agreement (the “Amended Rights Agreement”) to amend and restate the Rights Agreement dated as of March 4, 2024 (the “Rights Agreement”).

The Amended Rights Agreement amends and restates the Rights Agreement to remove references to the defined concept of “Acting in Concert” and to amend the definition of “Acquiring Person” to clarify the impact, as it relates to beneficial ownership treatment, of the Company’s right under its existing agreements to elect to pay interest in kind in lieu of paying cash interest.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Amended Rights Agreement. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Rights Agreement, which was filed with the Securities and Exchange Commission in a Current Report on Form 8-K on April 18, 2024, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.	Exhibits.
3.1

Certificate of Designations of Series A Junior Participating Preferred Stock of Terran Orbital Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 4, 2024).

4.1

Amended and Restated Rights Agreement, dated as of April 18, 2024, by and between Terran Orbital Corporation and Continental Stock Transfer & Trust Company, as Rights Agent (including the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 18, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TERRAN ORBITAL CORPORATION

Date:	April 24, 2024	By:	/s/ Marc Bell
Marc Bell Chairman and CEO